Exhibit 5

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

October 15, 2015

Notice Regarding the Execution of the Basic Agreement Concerning the Management Integration between

FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd.

  As per the announcement in the news release “Notice Regarding Commencement of Discussions Concerning the Management Integration between FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd.,” dated on March 10, 2015, FamilyMart Co., Ltd. (“FamilyMart”) and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) entered into a memorandum of understanding and have discussed management integration of the two companies (“Management Integration”) targeting for September 2016 in the spirit of both companies as equals. Upon such discussions, we announce that the respective boards of the two companies have approved the execution of the basic agreement (“Basic Agreement”) today.

1. Purpose and Impact of the Management Integration

(1) Purpose of the Management Integration

  FamilyMart aims to become the retail chain of choice by not only providing convenience but offering “Convenience, Friendliness and Fun,” under its slogan of “FamilyMart, Where You Are One of the Family.” In the convenience store (“CVS”) business, FamilyMart is implementing various merchandising and operational initiatives and aggressively opening stores to enhance the growth prospects and profitability of all franchised stores in Japan. Moreover, in outlining the new strategic theme, “Fun & Fresh,” for growth toward 2020, FamilyMart will propose a next-generation CVS format to embrace a new lifestyle. Regarding its overseas business, particularly in Asian markets, by implementing and improving its business model and operational know-how developed as a Japanese CVS chain, FamilyMart is striving to maximize revenue through aggressively opening new stores and developing and expanding product offerings tailored to meet local characteristics and demands.

  UNY Group Holdings, whose corporate philosophy consists of the principles of “Mission,” “Vision” and “Shared Values,” has a strong nationwide presence centered in central Japan. For large commercial areas, UNY Co., Ltd., which manages general merchandise stores (“GMS”), operates “APITA” and “PIAGO” stores to materialize a “new lifestyle creation retail business.” For smaller commercial areas, Circle K Sunkus Co., Ltd. (“CKS”), which operates the CVS business, manages the “Circle K” and “Sunkus” brands under the principle of “Bring the Highest Satisfaction.” In addition, 99 ICHIBA Co., Ltd., which manages the urban mini-supermarkets business, operates the “Mini PIAGO” stores. Each group company makes collaborative efforts to contribute know-how, procurement, product development, and distribution capabilities to strengthen the group’s competitiveness and capitalize on growth opportunities. Furthermore, the UNY Group Holdings operations include dedicated fashion brand retail businesses and general financial services businesses among others. In the growing Asian markets, UNY Group Holdings is expanding its customer-oriented store network to capture market growth.

  The Japanese retail market environment has rapidly changed in recent years. The market has been challenged by a contraction due to a declining population, intensified competition for new CVS store openings, and inter-industry competition among drug stores, discounters and department stores as well as CVS operators; on the other hand, an increasing number of consumers now appreciate convenience and differentiated products, which presents new business opportunities. In overseas markets, while affected by economic cycles, the CVS business, which was developed in Japan, has established solid foundations in local markets. While the competition in the retail business has become stronger as economic development continues, both companies still see substantial growth potential by offering unique value to consumers.

  Under such circumstances, FamilyMart and UNY Group Holdings had reached the conclusion that the two companies should integrate management resources and establish a new retail group to thrive in this competitive environment.

  FamilyMart and UNY Group Holdings will integrate management resources and aim to be a company that contributes to customers, franchisees, business partners, shareholders and employees.

  Furthermore, FamilyMart and UNY Group Holdings will newly establish an Integration Committee to fully maximize the synergies of the Management Integration.

  Through the Management Integration, the combined CVS business will operate as one of the largest store networks in Japan and establish a best-in-class business platform. As described in “2. Overview of the Management Integration (2) Transaction Structure” below, the two companies will integrate FamilyMart’s CVS business operation and CKS, and pursue economies of scale and synergy opportunities. While expanding our domestic business, we also aim to share and integrate our CVS operation know-how developed in Japan and utilize it to strengthen our business in emerging countries, particularly in Asia.

  The GMS/Supermarket (“SM”) business will expand in the Tokai and Kanto areas of Japan, where UNY Group Holdings’ has had a strong presence, and pursue growth opportunities by utilizing UNY Group Holdings’ operational expertise and FamilyMart’s value chain. The business will aim to establish a new model of GMS/SM to be an additional pillar of the combined group’s profit. The combined group will proceed with reform initiatives for a certain period of time after the Management Integration, while reviewing the progress made in light of the combined group’s integrated business plan. Furthermore, the combined group will make the most of the combined business expertise of the CVS and the largely food-focused GMS/SM businesses and will develop products and store formats to better serve customers’ needs.

  FamilyMart and UNY Group Holdings will discuss the details of the post-merger business strategy to effectively utilize both companies’ business resources not only in CVS and GMS/SM businesses but in various business fields.

(2) Impact of the Management Integration

  Through the implementation of the above strategies, FamilyMart and UNY Group Holdings aim to achieve the following goals within five years after the completion of the Management Integration.

Group revenue in Japan	5 trillion yen or larger

Consolidated operating income	100 billion yen or larger

Consolidated net income	60 billion yen or larger

Consolidated ROE	12% or larger

Stores (CVS, GMS / SM)	Japan: 20,000 or more stores Overseas: 10,000 or more stores

(Note) Consolidated operating income, consolidated net income and consolidated ROE are based on consolidated figures for the combined group company in both Japan and overseas.

2. Overview of the Management Integration

(1) Schedule

Execution of the Basic Agreement	October 15, 2015 (Today)

Record date for shareholders’ meetings (FamilyMart and UNY Group Holdings)	February 29, 2016 (Scheduled)

Execution of the absorption-type merger agreement and the absorption-type demerger agreement	By April 2016 (Scheduled)

Annual general shareholders’ meetings to approve the absorption-type merger agreement and the absorption-type demerger agreement (FamilyMart and UNY Group Holdings)	May 26, 2016 (Scheduled)

Last trading day (UNY Group Holdings)	August 26, 2016 (Scheduled)

Delisting of stocks (UNY Group Holdings)	August 29, 2016 (Scheduled)

Effective date of the absorption-type merger and the absorption-type demerger	September 2016 (Plan)

  Subject to negotiation and agreement by FamilyMart and UNY Group Holdings, the above-mentioned schedule may be amended due to regulatory requirements and other reasons.

(2) Transaction Structure

  Subject to approval at the annual general shareholders’ meetings and completion of regulatory approvals, the Management Integration will take the form of an absorption-type merger (“Absorption-Type Merger”). FamilyMart will be the surviving company of the Absorption-Type Merger and UNY Group Holdings will be merged into FamilyMart (“Integrated Company”).

  Upon consummation of the Absorption-Type Merger, FamilyMart’s CVS business will be transferred to CKS through the form of the absorption-type demerger (“Absorption-Type Demerger”).

  Subject to discussions and agreement between FamilyMart and UNY Group Holdings, the transaction structure may be amended due to procedural needs of the Absorption-Type Merger and Absorption-Type Demerger or other reasons.

(3) Management Structure

  The company names, representatives, board members, organizational structure, brands and other matters will be determined following discussions between FamilyMart and UNY Group Holdings. FamilyMart and UNY Group Holdings plan to establish the head office of the holding company in Tokyo, the head office of the CVS company in Tokyo and the head office of the GMS company in Inazawa City, Aichi, subject to discussions going forward.

(4) CVS Brand

  FamilyMart and UNY Group Holdings plan to unify the CVS brands in principle, subject to discussions going forward.

(5) Overview of the Absorption-Type Merger

(i) Allotment of Shares Relating to the Absorption-Type Merger

	FamilyMart (Surviving Company)	UNY Group Holdings (Absorbed Company)
Allotment of shares relating to the Absorption-Type Merger (“Merger Ratio”)	1	0.138

(Note 1)	The number of FamilyMart shares to be delivered relating to the Absorption-Type Merger (scheduled): 31,786,089 shares (including FamilyMart’s 2,759,919 treasury shares to be allotted).
(Note 2)

Those shareholders of UNY Group Holdings as at the end of the day preceding the effective date of the Absorption-Type Merger are eligible to receive 0.138 FamilyMart shares per one UNY Group Holdings share. No FamilyMart shares will be allotted to treasury shares (3,766,837 shares as of August 31, 2015) held by UNY Group Holdings as a result of the Absorption-Type Merger.

(Note 3)

Those shareholders of UNY Group Holdings who own less than 725 shares will own less-than-one-unit share (less than 100 shares) of FamilyMart and will not be able to sell such less-than-one-unit shares on the Tokyo Stock Exchange. Shareholders who own common shares of FamilyMart less than one unit are entitled to claim for repurchase of such shares less than one unit (procedure whereby FamilyMart purchases the shares less than one unit from its shareholders) pursuant to Article 192, Section 1 of the Companies Act of Japan, and claim for purchase of shares to fulfill one unit (procedure whereby FamilyMart sells its shares necessary to fulfill one unit) pursuant to Article 194, Section 1 of the Companies Act of Japan.

(Note 4)

Those shareholders of UNY Group Holdings who will receive a fraction of less than one share of FamilyMart as a result of the Absorption-Type Merger, the amount equivalent to the value of such fraction will be paid in cash, pursuant to the provisions of Article 234 of the Companies Act of Japan and other applicable laws and regulations.

  (ii) Handling of Share Acquisition Rights and Bonds with Share Acquisition Rights Associated with the Absorption-Type Merger

  UNY Group Holdings has not issued any share acquisition rights or bonds with share acquisition rights.

(6) Overview of the Absorption-Type Demerger

  (i) Consideration for the Absorption-Type Demerger

  The consideration for the Absorption-Type Demerger has not yet been determined and will be disclosed as soon as it is determined.

  (ii) Handling of Share Acquisition Rights and Bonds with Share Acquisition Rights Associated with the Absorption-Type Demerger

  FamilyMart has not issued any share acquisition rights or bonds with share acquisition rights.

  (iii) Change in Capital following the Absorption-Type Demerger

  There will be no increase or decrease in the amount of FamilyMart’s capital stock.

  (iv) Rights and Obligations to be Succeeded

  Following the Absorption-Type Demerger, CKS will succeed all assets, liabilities, rights and obligations of the CVS franchise system and CVS businesses operated by FamilyMart.

  (v) Prospects for the Performance of Debt Obligations

  FamilyMart and UNY Group Holdings foresee no issues pertaining to the performance of debt obligations of FamilyMart and CKS following the Absorption-Type demerger.

3. Basis for the Calculation of the Merger Ratio

(1) Basis and Reasons for the Merger Ratio

  FamilyMart and UNY Group Holdings respectively analyzed the analysis conducted by third-party financial advisors stated below, each company’s financial condition, share price on the market and prospects, among other factors, on a comprehensive basis. Upon prudent and thorough discussions, the two companies have come to an agreement that the Merger Ratio described in “2. Overview of the Management Integration (5) Overview of the Absorption-Type Merger (i) Allotment of Shares Relating to the Absorption-Type Merger” above is appropriate.

(2) Calculation

  (i) Names of the Financial Advisors and Relationships with Listed Companies

  In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, each company retained independent third-party financial advisors for the calculation of the Merger Ratio. FamilyMart retained Citigroup Global Markets Japan Inc. (“Citi”) and KPMG FAS Co., Ltd. (“KPMG FAS”) as its third-party financial advisors. UNY Group Holdings retained Nomura Securities Co., Ltd. (“Nomura Securities”) and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as its third-party financial advisors.

  Each of the third-party financial advisors of FamilyMart and UNY Group Holdings has no material interest to be noted in connection with the Absorption-Type Merger.

  (ii) Overview of the Analysis

  Please refer to Appendix 1 “Overview of the Merger Ratio Analysis by Third-Party Financial Advisors” for the analysis.

(3) Prospect of and Reasons for Delisting

  Upon the Absorption-Type Merger, shares of UNY Group Holdings are scheduled to be delisted on August 29, 2016, in accordance with the delisting standards of the Tokyo Stock Exchange and Nagoya Stock Exchange.

  After delisting, shares of UNY Group Holdings will no longer be traded on either of the stock exchanges; however, those shares of FamilyMart that will be allotted to UNY Group Holdings shareholders as of the effective date of the Absorption-Type Merger will be listed on the Tokyo Stock Exchange. A certain number of the UNY Group Holdings shareholders may receive less-than-one-unit shares of FamilyMart depending on the number of UNY Group Holdings shares owned by such shareholders; however, any shareholder who owns FamilyMart shares of more than one unit will be able to trade their shares on the Tokyo Stock Exchange and the two companies foresee that liquidity of the shares will be maintained.

  Shareholders who will own less than one share unit of common shares of FamilyMart as a result of the Absorption-Type Merger will not be able to trade such shares on the Tokyo Stock Exchange; however, such shareholders will be able to utilize the procedures for buy-back of shares less than one share unit or purchase of shares necessary to fulfill one unit. For further details, please refer to “2. Overview of the Management Integration, (5) Overview of the Absorption-Type Merger, (i) Allotment of Shares Relating to the Absorption-Type Merger, Note (3).”

  Further, shareholders of common shares of UNY Group Holdings may continue to trade their respective common shares of UNY Group Holdings on each stock exchange until the last trading date, August 26, 2016 (scheduled).

(4) Measures to Ensure Fairness

  (i) Obtaining Valuation Reports from Independent Third-Party Financial Advisors

  In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, FamilyMart received valuation reports of the Merger Ratio regarding the Absorption-Type Merger from its third-party financial advisors, Citi and KPMG FAS. FamilyMart has not received any written opinion (so called “fairness opinion”) as to the fairness of the Merger Ratio relating to the Absorption-Type Merger to FamilyMart shareholders from a financial point of view from Citi and KPMG FAS.

  In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, UNY Group Holdings received valuation reports of the Merger Ratio regarding the Absorption-Type Merger from its third-party financial advisors, Nomura Securities and Mitsubishi UFJ Morgan Stanley Securities. UNY Group Holdings has not received any written opinion (so called “fairness opinion”) as to the fairness of the Merger Ratio relating to the Absorption-Type Merger to UNY Group Holdings shareholders from a financial point of view from Nomura Securities and Mitsubishi UFJ Morgan Stanley Securities.

  (ii) Advice from Independent Law Firms

  In order to ensure the fairness and adequacy of the decision-making by its board of directors, FamilyMart has been advised on the method and procedure of its decision-making among other matters by Mori Hamada & Matsumoto. Mori Hamada & Matsumoto has no material interest in FamilyMart or UNY Group Holdings.

  In order to ensure the fairness and adequacy of the decision-making of its board of directors, UNY Group Holdings has been advised on the method and procedure of its decision-making among other matters by TMI Associates. TMI Associates has no material interest in UNY Group Holdings or FamilyMart.

(5) Measures to Avoid Conflicts of Interest

  In connection with the Absorption-Type Merger, FamilyMart and UNY Group Holdings have taken no specific measures to avoid conflicts of interest because there is no conflict of interest between FamilyMart and UNY Group Holdings.

4. Overview of FamilyMart and UNY Group Holdings

		FamilyMart		UNY Group Holdings

(1)	Company name	FamilyMart Co., Ltd.		UNY Group Holdings Co., Ltd.

(2)	Head office	3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan		1, Amaikegotanda-cho, Inazawa, Aichi, Japan

(3)	Representative	Isamu Nakayama, President		Norio Sako, President

(4)	Business description	Engaged in the management of both franchise and directly-operated convenience stores.		Engaged in the management of a business group consisting of general merchandise stores, convenience stores, specialty stores, financial services businesses and other businesses (holding company).

(5)	Capital	¥16,658mm (consolidated)		¥22,187mm (consolidated)

(6)	Date of incorporation	September 1, 1981		March 13, 1950

(7)	Total issued shares	97,683,133 shares		234,100,821 shares

(8)	Fiscal year-end	February		February

(9)	No. of employees (As of Feb 28, 2015)	7,281 employees (consolidated)		9,161 employees (consolidated)

(10)	Major customers	General customer		General customer

(11)	Main financial banks	Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation The Bank of Tokyo-Mitsubishi UFJ, Ltd. Resona Bank, Limited		The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Trust Bank, Limited

(12)	Major shareholders and shareholding ratio (As of Feb 28, 2015)	ITOCHU Corporation	35.84%	The Master Trust Bank of Japan, Ltd. (trust account)	9.39%
		JP MORGAN CHASE BANK 385632 (standing proxy Bank of Mizuho Bank)	3.48%	Japan Trustee Services Bank, Ltd. (trust account)	6.95%

		NTT DOCOMO, INC.	3.00%	ITOCHU Corporation	2.99%

		The Master Trust Bank of Japan, Ltd. (trust account)	2.46%	Nippon Life Insurance Company	2.91%

		Mizuho Bank, Ltd. (standing proxy Trust & Custody Services Bank, Ltd.)	2.13%	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2.59%

		Japan Trustee Services Bank, Ltd. (trust account)	1.64%	Aioi Nissay Dowa Insurance Co., Ltd.	2.31%

		Nippon Life Insurance Company	1.60%	The Dai-ichi Life Insurance Company, Ltd.	2.13%

		NORTHERN TRUST GLOBAL SERVICES LIMITED RE 15PCT TREATY ACCOUNT (NON LENDING) (standing proxy HSBC Tokyo branch)	1.57%	2nd UNY CO., LTD. Kyoueikai BNP Paribas Japan Trust & Custody Services Bank, Ltd. (trust account)	1.98% 1.76% 1.63%

		JP MORGAN CHASE BANK 385174 (standing proxy Bank of Mizuho Bank)	1.16%

		THE BANK OF NEW YORK MELLON SA/NV 10 (standing proxy Bank of Tokyo-Mitsubishi UFJ)	1.05%

		FamilyMart	UNY Group Holdings

(13)	Relationship between the parties
	Ownership	CKS, a subsidiary of UNY Group Holdings, owns 1,597 common shares of FamilyMart. FamilyMart is an equity-method affiliate company of ITOCHU Corporation, and ITOCHU Corporation is in a capital and business alliance with UNY Group Holdings.

	Personnel relationships	None.

	Business relationships	FamilyMart and UNY Group Holdings jointly develop products and procure miscellaneous goods.

	Status as related parties	FamilyMart is not a related party of UNY Group Holdings and UNY Group Holdings is not a related party of FamilyMart. FamilyMart is an equity-method affiliated company of ITOCHU Corporation and ITOCHU Corporation is a related party of FamilyMart.

(14)	Financial results for the last three fiscal years

Fiscal year ended	FamilyMart (Consolidated)			UNY Group Holdings (Consolidated)
	February 2013	February 2014	February 2015	February 2013	February 2014	February 2015
Net assets	247,755	265,458	284,829	304,354	305,776	301,249
Total assets	526,758	588,136	666,244	832,321	950,166	952,584
Net assets per share (Yen)	2,515.61	2,686.37	2,872.40	1,264.63	1,291.17	1,271.84
Total operating revenues	334,087	345,603	374,430	1,030,259	1,032,126	1,018,959
Operating income	43,107	43,310	40,417	35,020	25,328	20,237
Ordinary income	45,410	47,315	42,520	33,423	25,066	20,488
Net income / loss	25,020	22,611	25,672	30,471	7,440	(2,408)
Net income / loss per share (Yen)	263.57	238.19	270.45	140.64	32.13	(10.47)
Dividend per share (Yen)	100.00	102.00	106.00	24.00	24.00	20.00

(Note 1)	As of August 31, 2015, unless otherwise specified.
(Note 2)	All numbers are in millions of Japanese yen, unless otherwise specified.
(Note 3)	For UNY Group Holdings, “Total operating revenues” represents “Operating revenue from external customers.”
(Note 4)	Although FamilyMart and UNY Group Holdings announced that they had no ownership relationships in the news release “Notice Regarding Commencement of Discussions Concerning the Management Integration between FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd.,” dated March 10, 2015, FamilyMart and UNY Group Holdings have since become aware of certain capital relationships and have therefore amended the description.

5. Overview of the Business to be Demerged

(1) Scope of the business to be demerged

  FamilyMart’s CVS business (management of franchise convenience stores).

(2) Performance of the Business to be Demerged

  The scope of FamilyMart’s demerged business has not been determined yet, and will be disclosed as soon as it is determined.

(3) Items and Amounts of Assets and Liabilities to be Demerged

  The scope of FamilyMart’s demerged business has not been determined yet, and will be disclosed as soon as it is determined.

6. Status after the Management Integration

Surviving Company of the Absorption-Type Merger (FamilyMart)

Surviving Company of the Absorption-Type Merger
(1)	Company name	Not yet determined.

(2)	Head office	Tokyo

(3)	Representative	Not yet determined.

(4)	Business Description	Engaged in the management of a business group consisting of general merchandise stores, convenience stores, specialty stores, financial services businesses and other businesses (holding company).

(5)	Capital	Not yet determined.

(6)	Fiscal year-end	February

(7)	Net assets	Not yet determined.

(8)	Total assets	Not yet determined.

Surviving Company of the Absorption-Type Demerger (CKS)

Surviving Company of the Absorption-Type Demerger
(1)	Company name	Not yet determined.

(2)	Head office	Tokyo

(3)	Representative	Not yet determined.

(4)	Business Description	Engaged in the management of both franchise and directly-operated convenience stores.

(5)	Capital	Not yet determined.

(6)	Fiscal year-end	February

(7)	Net assets	Not yet determined.

(8)	Total assets	Not yet determined.

7. Overview of Accounting Treatment

  The Accounting Standards for Business Combinations (ASBJ Statement No. 21) and the Implementation Guidance on Accounting Standards for Business Combinations and Business Divestitures (ASBJ Guidance No. 10) will be applied to the Management Integration, and under the use of the purchase method, FamilyMart will be regarded as the acquiring company.

  The amount of goodwill associated with the Management Integration has not been determined yet at this moment and will be disclosed as soon as it is determined.

8. Future Outlook

  The impact of the Management Integration to the outlook of FamilyMart and UNY Group Holdings for the current period is expected to be limited as the completion of the Management Integration is expected in September 2016. The outlook for the next fiscal year will be provided as soon as it is determined.

(Reference) Consolidated earnings forecast for the current period (announced on April 8, 2015) and consolidated results for the preceding fiscal year end of FamilyMart

(Unit: millions of yen)

	Operating revenues	Operating income	Ordinary income	Net income
Earnings forecast for the current year (ending Feb 2016)	411,800	46,900	48,700	21,000
Results for the preceding year (ended Feb 2015)	374,430	40,417	42,520	25,672

(Reference) Consolidated earnings forecast for the current period (announced on October 2, 2015) and consolidated results for the preceding fiscal year end of UNY Group Holdings

(Unit: millions of yen)

	Operating revenues	Operating income	Ordinary income	Net income
Earnings forecast for the current year (ending Feb 2016)	1,034,300	21,000	20,500	1,500
Results for the preceding year (ended Feb 2015)	1,018,959	20,237	20,488	(2,408)

(Contact)
FamilyMart	Corporate Communications	Telephone : 03-3989-7670
UNY Group Holdings	Public & Investor Relations Office	Telephone : 0587-24-8011
03-6220-9004

This press release has been prepared only for the purpose of informing the public of the Management Integration. This has not been prepared for soliciting sales or purchases of shares or other securities of FamilyMart or UNY Group Holdings. This press release includes forward-looking statements. These forward-looking statements contain forecasts, plans or predictions, actual results of which may differ materially from any forward-looking statements contained herein due to trends in the Japanese economy, competition from competitors, progress in the execution of business plans, increase in raw material prices, personnel expenses or property rents among other factors.

Appendix 1

Overview of the Merger Ratio Analyses Conducted by the Third-Party Financial Advisors

1. Overview of Analyses by FamilyMart’s Third-Party Financial Advisors

Citi

  Citi conducted share price analysis because each company’s shares are publicly traded and market prices are available for both companies, as well as discounted cash flow (“DCF”) analysis in order to reflect both companies’ future business activities in the valuation. In the share price analysis, Citi used October 13, 2015 as the Citi Reference Date 1, and March 5, 2015, one business day prior to the date when a speculative news article about the Management Integration was published, as the Citi Reference Date 2. Citi analyzed the share price of each company on the Citi Reference Date 1 as well as the average share price on a closing price basis in the preceding 1-month, 3-month and 6-month periods from the Citi Reference Date 1 (including the Citi Reference Date 1) and analyzed the share price of each company on the Citi Reference Date 2 as well as the average share price on a closing price basis in the preceding 1-month, 3-month and 6-month periods from the Citi Reference Date 2 (including the Citi Reference Date 2).

  In the business plan of FamilyMart that Citi used as a basis for its DCF analysis, there is a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that FamilyMart expects significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings. FamilyMart’s business plan is on a stand-alone basis.

  The UNY Group Holdings’ business plan that Citi used as a basis for its DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results). The business plan of UNY Group Holdings is on a stand-alone basis; however, a part of the value anticipated by the impact of synergy in the Integrated Company has been added to the UNY Group Holdings’ DCF value.

  The result of each methodology is indicated below. The below ranges represent the number of FamilyMart shares allocated to each UNY Group Holdings share.

Methodology	Range of the Merger Ratio
Share Price Analysis (Citi Reference Date 1)	0.136~0.139
Share Price Analysis (Citi Reference Date 2)	0.121~0.133
DCF Analysis	0.128~0.161

  (Note) The supplemental explanations with respect to assumptions, considerations, and limitations of Citi’s valuation of the Merger Ratio are as follows:

  In preparing the valuation report regarding the Merger Ratio (“Citi’s Valuation Report”), Citi has assumed and relied, without independent verification, upon the accuracy and completeness of all information, including those publicly available, provided by FamilyMart or UNY Group Holdings, or otherwise independently reviewed by Citi. Citi’s Valuation Report also assumes that there is no relevant information that could materially affect the share values of FamilyMart or UNY Group Holdings, the Management Integration or any other transactions that are contemplated in the Basic Agreement (the “Transactions”) that have been omitted or which remains undisclosed to Citi. In addition, in preparing Citi’s Valuation Report, with the consent of FamilyMart, Citi has assumed that the business plans, financial forecast and any other forward-looking information with respect to FamilyMart and UNY Group Holdings, which were reviewed or used as assumptions by Citi, have been reasonably prepared on bases reflecting the best currently available estimates of and judgments by the managements of FamilyMart or UNY Group Holdings as of the Citi Reference Date 1. Citi has not independently examined or verified these assumptions and does not take responsibility for such information including their feasibility. Further, Citi has assumed that (i) the Transactions will have all the effect as explained in the discussions between FamilyMart and Citi and the materials provided by FamilyMart, (ii) the Transactions will be conducted in accordance with the Basic Agreement and (iii) the Basic Agreement will be executed with no changes in all material respects from its draft that was submitted to Citi on the Citi Reference Date 1. Citi has assumed that FamilyMart and UNY Group Holdings will observe their duties provided in the Basic Agreement and its relevant agreement, and indemnification liabilities, which would be material to Citi’s analysis in terms of monetary value, will not arise. Citi is not a professional advisor of law, accounting or tax, and nothing in Citi’s Valuation Report constitutes legal, tax or accounting advice or opinion. Citi’s Valuation Report assumes that all legal, tax and accounting issues that should be considered by FamilyMart to execute the Transactions have been appropriately examined by FamilyMart with the advice of reliable professional advisors in the respective field as necessary. Citi’s Valuation Report also assumes that, other than the Transactions, neither FamilyMart nor UNY Group Holdings have plans for capital expenditures, provisions of credit or any other transactions that could have a material impact on the value of their stocks or on the Transactions, and that such plans will not change. Citi’s Valuation Report further assumes that consents, permissions, or approvals from governments and other third parties that might be required for the completion of the Transactions will be obtained, and the fact of obtaining them, or the timing or conditions for obtaining them would not have any negative impact on the benefits to be gained by UNY Group Holdings through the Transactions or the share values of FamilyMart or UNY Group Holdings after the consummation of the Transactions. Citi’s Valuation Report is necessarily based upon information available to, and financial, market, economic and other conditions and circumstances existing and disclosed to Citi, as of the Citi Reference Date 1. Citi is not obligated to update, supplement or otherwise revise Citi’s Valuation Report, even if it is impacted by the contents of, or circumstances surrounding, a merger agreement, a demerger agreement or other definitive agreements that may be executed between FamilyMart and UNY Group Holdings in connection with the Management Integration or any other subsequent changes.

  Citi’s Valuation Report has been prepared for FamilyMart only for the purpose of providing reference information for FamilyMart to consider a Merger Ratio in the Absorption-Type Merger. Nothing contained in Citi’s Valuation Report shall be construed as Citi recommending to (i) FamilyMart that it should execute the Transactions, including the Absorption-Type Merger, with a specific Merger Ratio or (ii) the shareholders of FamilyMart or UNY Group Holdings that they should approve or disapprove the Absorption-Type Merger and/or the Absorption-Type Demerger. Citi’s Valuation Report does not constitute an opinion by Citi to the shareholders of FamilyMart or UNY Group Holdings as to the fairness of a specific Merger Ratio. Citi has been retained as a financial advisor for FamilyMart, and Citi will receive fees from FamilyMart as compensations for preparation of Citi’s Valuation Report and other services, which include a fee conditioned upon the approval of the Management Integration by the general shareholders’ meetings of FamilyMart and UNY Group Holdings. In addition, FamilyMart has agreed to indemnify Citi for certain liabilities arising from the aforementioned services. It is possible that (i) Citi and/or its affiliates have provided in the past and/or currently provides FamilyMart, UNY Group Holdings and/or their affiliates with investment banking services that are not directly related to the preparation of Citi’s Valuation Report and (ii) that Citi has received or may receive fees in the future with respect to their services. Also, Citi and/or its affiliates may provide FamilyMart, UNY Group Holdings or any of their affiliates with securities services and other financial services or, in the ordinary course of business, engage in trading in the financial products of FamilyMart or UNY Group Holdings or any of their affiliates for their own account or on behalf of other clients.

KPMG FAS

  As the shares of both FamilyMart and UNY Group Holdings are listed on the first section of the Tokyo Stock Exchange and hence market share prices are available, KPMG FAS employed an average market price analysis method for the valuation of both companies’ shares. In addition, in order to take into account both companies’ projected future operating activities in their values, KPMG FAS employed a DCF analysis.

  In the profit plan of FamilyMart that KPMG FAS used as a basis for its DCF analysis, there is a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that the company expects significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

  The UNY Group Holdings’ profit plan that KPMG FAS used as a basis for its DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

  It should be noted that the financial projections of FamilyMart and UNY Group Holdings’ CVS businesses used as the basis for the DCF analysis were prepared based on the premises that the contemplated merger would occur. Accordingly, the financial projections include synergies which may occur as a result of the contemplated merger.

  In performing the average market price method analysis, two valuation base dates were set by KPMG FAS, the first of which is October 13, 2015 (“KPMG Valuation Base Date 1”) and the other which is March 5, 2015 (“KPMG Valuation Base Date 2”). KPMG Valuation Base Date 2 is one day before the date on which speculative news regarding the Management Integration was reported by the media. The analysis according to the average market price method was made based on each company’s share closing price as of the base date and simple average closing prices over the one-month, three-month and six-month periods prior to each base date as quoted on the first section of the Tokyo Stock Exchange.

  The ranges of the Merger Ratios (the number of FamilyMart’s common share to be delivered to 1 share of UNY Group Holdings’ common share) calculated by KPMG FAS by using the above-mentioned valuation methods are as follows:

Methodology	Range of the Merger Ratio
Average Market Price Method (KPMG Valuation Base Date 1)	0.136~0.139
Average Market Price Method (KPMG Valuation Base Date 2)	0.121~0.133
DCF Analysis Method	0.114~0.143

  In calculating the Merger Ratios, KPMG FAS relied and assumed the accuracy and completeness of all information provided by both companies and information obtained from publicly available sources. Accordingly, KPMG FAS has not independently verified the accuracy and completeness of the information provided to or used by it for its analysis. Also, KPMG FAS has not independently appraised the value of each individual asset and liability owned by both companies, their subsidiaries, related companies and unconsolidated subsidiaries, nor requested for a third party expert’s appraisal for each individual asset and liability.

  The calculation of the Merger Ratio conducted by KPMG FAS reflects the information received and economic conditions observed by it as of October 13, 2015. Further, the calculation of the Merger Ratios conducted by KPMG FAS using DCF analysis is based on the assumption that the financial projections for both companies used for the analysis were prepared by the respective management with reasonable judgment and logic based on their best estimate currently available.

2. Overview of Analyses by UNY Group Holdings’ Third-Party Financial Advisors

Nomura Securities

  In the valuation of FamilyMart, as shares of FamilyMart are listed on the financial instruments exchange and a market share price exists, Nomura Securities adopted the average market price analysis for calculation (with the base dates of October 13, 2015 (the “Nomura Base Date 1”) and March 5, 2015, the business day immediately before the date on which the media reported the Management Integration, (the “Nomura Base Date 2”), the analysis was made based on the respective average closing prices of the shares of FamilyMart on the first section of the Tokyo Stock Exchange for the most recent 6 month-period to each calculation base date; the most recent 3 month-period to each calculation base date; the most recent 1 month-period to each calculation base date; the 5 business days to each calculation base date; and the closing share price on each calculation base date). In addition, as there are several listed companies comparable to FamilyMart, the comparable company analysis which enables analogical inference of share value was adopted for the calculation. Furthermore, in order to reflect the state of future business activities of FamilyMart in the assessment, DCF analysis was adopted for the calculation.

  In the valuation of UNY Group Holdings, as shares of UNY Group Holdings are listed on the financial instruments exchange and a market share price exists, the average market price analysis (with the Nomura Base Date 1 and the Nomura Base Date 2 being the base dates, the analysis was made based on the respective average closing prices of the shares of UNY Group Holdings on the first section of the Tokyo Stock Exchange for the most recent 6 month-period to each calculation base date; the most recent 3 month-period to each calculation base date; the most recent 1 month-period to each calculation base date; the 5 business days to each calculation base date; and the closing share price on each calculation base date) was adopted for calculation. In addition, as there are several listed companies comparable to UNY Group Holdings, the comparable company analysis which enables analogical inference of share value was adopted for the calculation. Furthermore, in order to reflect the state of future business activities of UNY Group Holdings in the assessment, DCF analysis was adopted for the calculation.

  Nomura Securities does not include the value anticipated by the impact of synergy as a result of the Management Integration to the profit plan of FamilyMart and UNY Group Holdings as a basis for its DCF analysis.

  The following shows the assessment ranges that were derived from each calculation method, when the share value per share of FamilyMart is set at one (1).

Methodology	Range of the Merger Ratio
Average Market Price Analysis (Nomura Base Date 1)	0.136~0.139
Average Market Price Analysis (Nomura Base Date 2)	0.121~0.133
Comparable Company Analysis	0.095~0.129
DCF Analysis	0.055~0.159

  In calculating the Merger Ratio above, Nomura Securities used information which was provided by both companies and public information without any independent verification for accuracy and completeness on the assumption that they are accurate and complete. Nomura Securities did not independently perform any valuation, appraisal or assessment of assets and liabilities (which include contingent liabilities) of both companies and their affiliates, including the analysis or valuation of individual assets or liabilities nor separately requested any third-party institution to make such appraisal or assessment. The calculation of the Merger Ratio by Nomura Securities is based on the information available and economic conditions as of October 13, 2015. Nomura Securities also assumed that the financial projection of FamilyMart and UNY Group Holdings had been reasonably prepared based on the best projection and judgment currently available to the management of both companies.

  In the profit plan of FamilyMart that Nomura Securities used as a basis for its DCF analysis, there is a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that the company expects significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

  The UNY Group Holdings’ profit plan that Nomura Securities used as a basis for its comparable company analysis and the DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

Mitsubishi UFJ Morgan Stanley Securities

  After considering methods to adopt for calculating the Merger Ratio from among a number of methods, Mitsubishi UFJ Morgan Stanley Securities analyzed the Merger Ratio using the market price analysis method, as the shares of UNY Group Holdings and FamilyMart are listed and the market share prices are available; the comparable company analysis method, as the Merger Ratio can be calculated by comparing financial indices representing the market share prices and earnings, etc., of listed companies which conduct relatively similar businesses to those of UNY Group Holdings and FamilyMart; and the DCF analysis method, in order to reflect the future expected business activity of UNY Group Holdings and FamilyMart in the calculation. Mitsubishi UFJ Morgan Stanley Securities analyzed the Merger Ratio by comprehensively considering the results of such analyses. In the market price analysis, Mitsubishi UFJ Morgan Stanley Securities calculated the implied ranges of the market price by: (i) using October 13, 2015 as a calculation base date (the “MUMSS Base Date 1”), the average closing market prices on the Tokyo Stock Exchange during each of the one month-period, three month-period and six month-periods prior to and including the MUMSS Base Date 1 and the average closing market price on the MUMSS Base Date 1, respectively, and (ii) using March 5, 2015 as another calculation base date (the “MUMSS Base Date 2”), which is the last trading day prior to March 6, 2015 on which the Management Integration was firstly reported in the news media, the closing market prices on the Tokyo Stock Exchange during each of the one month-period, three month-period and six month-periods prior to and including the MUMSS Base Date 2 and the closing market price on the MUMSS Base Date 2, respectively. In the comparable company analysis, Mitsubishi UFJ Morgan Stanley Securities selected comparable listed companies for UNY Group Holdings and FamilyMart and adopted enterprise value/EBITDA and PER. In addition, Mitsubishi UFJ Morgan Stanley Securities used financial projections of UNY Group Holdings and FamilyMart on a stand-alone basis without considering the value anticipated by the impact of the Management Integration provided by the companies as a basis of its DCF analysis calculation.

  In the profit plan of FamilyMart that Mitsubishi UFJ Morgan Stanley Securities used as a basis for its DCF analysis, there is a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that the company expects significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

  The UNY Group Holdings’ profit plan that Mitsubishi UFJ Morgan Stanley Securities used as a basis for its comparable company analysis and the DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

  The following table summarizes the ranges of the Merger Ratio calculated by Mitsubishi UFJ Morgan Stanley Securities under each methodology (assuming that the Merger Ratio of FamilyMart is set at 1).

Methodology	Range of the Merger Ratio
Market Price Analysis Method (MUMSS Base Date 1)	0.136~0.139
Market Price Analysis Method (MUMSS Base Date 2)	0.121~0.133
Comparable Company Analysis Method	0.077~0.166
DCF Analysis Method	0.072~0.158

  (Note) In performing its analysis with respect to the Merger Ratio, Mitsubishi UFJ Morgan Stanley Securities has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by UNY Group Holdings or FamilyMart, as an appropriate basis for its analysis. With respect to the financial projections, Mitsubishi UFJ Morgan Stanley Securities has assumed that they have been reasonably prepared to reflect the best currently available estimates and judgments of the management of UNY Group Holdings of the future financial performance of UNY Group Holdings and FamilyMart. Mitsubishi UFJ Morgan Stanley Securities has not made, nor has it obtained from any third party, any independent valuation or appraisal of the assets or liabilities (including any off-balance sheet assets and liabilities and contingent liabilities) of UNY Group Holdings or FamilyMart and its affiliates. The analysis by Mitsubishi UFJ Morgan Stanley Securities is based on the aforementioned information made available to it as of October 13, 2015.